---------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        --------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                         JACKSONVILLE BANCORP, INC. /FL/
      (Exact name of small business registrant as specified in its Charter)

        Florida                                             59-3472981
 (State or other jurisdiction of                        (I.R.S. Employer
  incorporation or organization)                       Identification No.)

                              10325 San Jose Blvd.
                           Jacksonville, Florida 32257
               (Address of Principal Executive Offices) (Zip Code)

                  JACKSONVILLE BANCORP, INC. STOCK OPTION PLAN
                            (Full title of the plan)

                                Price W. Schwenck
                             Chief Executive Officer
                              10325 San Jose Blvd.
                           Jacksonville, Florida 32257
                                 (904) 288-8933
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

           ----------------------------------------------------------


                         CALCULATION OF REGISTRATION FEE
======================================================================================================
Title of securities           Amount to be                  Proposed maximum        Amount of
to be registered              registered (1)                aggregate offering      registration fee
                                                            price (2)
======================================================================================================
Common Stock,                 152,599                       $1,525,990              $424.22
$0.01 par value
======================================================================================================

(1) The number of shares of common stock, par value $0.01 per share ("Common Stock"), stated above consists of the aggregate number of shares which may be sold upon the exercise of options which have been granted and/or may hereafter be granted under the Jacksonville Bancorp, Inc. Stock Option Plan (the "Plan"). The maximum number of shares which may be sold upon the exercise of such options granted under the Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act. All shares of Common Stock issuable under the Plan have been granted under options with an exercise price of $10.00 per share.

                                EXPLANATORY NOTE

         As permitted by the rules of the Securities and Exchange Commission (the "Commission"), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plan.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

         The following documents filed by the Registrant with the Commission are incorporated herein by reference:

         (a) The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1998, as filed with the Commission on August 27, 1999.

         (b) (i) The Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999, as filed with the Commission on September 1, 1999.

                  (ii) The Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999, as filed with the Commission on August 13, 1999.

         (c) The description of the Common Stock of the Registrant contained in the Registrant's Registration Statement on Form 8-A, filed under the Securities Exchange Act of 1934 (the "Exchange Act") on February 19, 1999, including any amendment or report filed for the purpose of updating such description.

         All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such reports and documents (such documents and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"). Any statement contained herein or in an Incorporated Document deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The Articles of Incorporation (the "Articles") and the Bylaws of the Registrant require the indemnification of directors and officers to the fullest extent permitted by Florida law. This right benefits any person who is made or threatened to be made a party to any proceeding by reason of the fact of the person's services as a director, officer, employee or agent of the Registrant or service as a director, officer, employee or agent with another entity at Registrant's request. A director's right to be indemnified also includes the right to be paid by the Registrant for any expenses incurred in any proceeding in advance of its final disposition if the Registrant receives an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified.

         The Articles further provide that if a claim for indemnification is not paid in full by the Registrant within ninety (90) days after a written claim has been received, the claimant may at any time thereafter bring suit against the Registrant to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The Articles provide that it shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Registrant) that the claimant has not met the applicable standards of conduct under Florida law claimed, but the burden of proving such defense shall be on the Registrant. Neither the failure of the Registrant (including its Board of Directors, independent legal counsel, or its shareholders) to determine prior to the commencement of such action that indemnification of the claimant is proper, nor an actual determination by the Registrant that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

         The rights to indemnification conferred on any individual by the Articles shall not be exclusive of any other right which such individual may have to indemnification by statute, the Articles, bylaws, agreement, vote of shareholders or disinterested directors or otherwise. The Bylaws contain provisions substantially similar to those in the Articles.

         Subsection (1) of Section 607.0850 of the Florida Business Corporation Act (the "FBCA") empowers a corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Subsection (2) of Section 607.0850 of the FBCA empowers a corporation to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including appeals, provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification should be made for any claim, issue or matter as to which such person is adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

         Subsection (3) of Section 607.0850 of the FBCA provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or (2) of Section 607.0850 of the FBCA or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

         Subsection (4) of Section 607.0850 of the FBCA provides that any indemnification under subsection (1) or (2) of Section 607.0850 of the FBCA, unless determined by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (1) or (2) of Section
607.0850 of the FBCA. Such determination shall be made:

         (a)      by the  board  of  directors  by a  majority  vote of a quorum
                  consisting  of  directors   whom  were  not  parties  to  such
                  proceeding;

         (b) if such a quorum is not obtainable, or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

         (c)      by independent legal counsel:

                  (1) selected by the board of directors as prescribed in paragraph (a) or the committee selected as prescribed in paragraph (b); or

                  (2) if no quorum of directors can be obtained under paragraph (a) or no committee can be designated under paragraph (b), by a majority vote of the full board of directors (in which directors who are parties may participate); or

         (d) by the shareholders by a majority vote of a quorum of shareholders who were not parties to such proceedings or, if no quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

         Under subsection (6) of Section 607.0850 of the FBCA, expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section 607.0850 of the FBCA.

         Subsection (7) of Section 607.0850 of the FBCA states that indemnification and advancement of expenses provided under Section 607.0850 of the FBCA are not exclusive and empowers the corporation to make any other or further indemnification or advancement of expenses under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for actions in an official capacity and in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions or omissions to act of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability under Section 607.0834 of the FBCA (relating to unlawful distributions) applies, or (d) engaged in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

         Subsection (9) of Section 607.0850 of the FBCA permits any director or officer who is or was a party to a proceeding to apply for indemnification or advancement of expenses, or both, to any court of competent jurisdiction and lists the determinations the court should make before ordering indemnification or advancement of expenses.

         Subsection (12) of Section 607.0850 of the FBCA permits a corporation to purchase and maintain insurance for a director or officer against any liability incurred in his official capacity or arising out of his status as such regardless of the corporation's power to indemnify him against such liability under Section 607.0850.

         Section 607.0850(12) of the FBCA allows a corporation to maintain liability insurance covering directors and officers.

         The Registrant may obtain insurance policies insuring the directors and officers of the Registrant against certain liabilities that they may incur in their capacity as directors and officers. Under such policies, the insurers, on behalf of the Registrant, may also pay amounts for which the Registrant has granted indemnification to the directors or officers.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         (4.2) Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to Registrant's Registration Statement on Form SB-2, as amended).

         (4.3) By-Laws (incorporated herein by reference to Exhibit 3.2 to Registrant's Registration Statement on Form SB-2, as amended).

         (5) Opinion of McGuire, Woods, Battle & Boothe LLP as to the legality of shares being registered.

         (23.1) Consent of McGuire, Woods, Battle & Boothe LLP (included in opinion of counsel filed as Exhibit 5).

         (23.2)   Consent of Hacker, Johnson, Cohen & Grieb, P.A.

         (24) Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

         (99.1)   Stock Option Plan.

Item 9.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i)      To  include  any   prospectus   required  by  Section
                           10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, and the State of Florida, on November 2, 1999.


                                            JACKSONVILLE BANCORP, INC.



                                            By: /s/ Gilbert J. Pomar, III
                                                -------------------------
                                                Gilbert J. Pomar, III
                                                President


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                                            By: /s/ Price W. Schwenck
                                                -------------------------
                                                Price W. Schwenck
                                                Chief Executive Officer

                                                Date: November 2, 1999

                                            By: /s/ Cheryl L. Whalen
                                            ------------------------
                                                Cheryl L. Whalen
                                                Chief Financial Officer
                                                (also Principal Accounting
                                                Officer)
                                                Date: November 2, 1999

         Each person whose signature appears below constitutes and appoints Gilbert J. Pomar, III and Cheryl L. Whalen, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution in each of them, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Jacksonville Bancorp., Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                                Title                          Date
---------                                                -----                          ----


   /s/ D. Michael Carter                                 Director                       October 27, 1999
-------------------------------------------
D. Michael Carter, CPA

  /s/ Mel Gottlieb                                       Director                       October 27, 1999
-------------------------------------------
Mel Gottlieb

  /s/ James M. Healy                                     Director                       October 27, 1999
------------------------------------------
James M. Healy

  /s/ John C. Kowkabany                                  Director                       October 27, 1999
--------------------------------------
John C. Kowkabany

  /s/ Rudolph A. Kraft                                   Director                       October 27, 1999
-----------------------------------------
Rudolph A. Kraft

  /s/ R.C. Mills                                         Director                       October 27, 1999
-------------------------------------------
R.C. Mills

  /s/ Donald E. Roller                                   Director                       October 27, 1999
-----------------------------------------
Donald E. Roller

  /s/ John W. Rose                                       Director                       October 27, 1999
------------------------------------------
John W. Rose

  /s/ John R. Schultz                                    Director                       October 27, 1999
------------------------------------------
John R. Schultz

  /s/ Price W. Schwenck                                  Director                       October 27, 1999
-------------------------------------
Price W. Schwenck

  /s/ Charles F. Spencer                                 Director                       October 27, 1999
---------------------------------------
Charles F. Spencer

  /s/ Bennett A. Tavar                                   Director                       October 27, 1999
----------------------------------------
Bennett A. Tavar

  /s/ Gary L. Winfield, M.D.                             Director                       October 27, 1999
------------------------------------
Gary L. Winfield, M.D.

                           JACKSONVILLE BANCORP, INC.

                          INDEX TO EXHIBITS FILED WITH
                         FORM S-8 REGISTRATION STATEMENT


(4.2) Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to Registrant's Registration Statement on Form SB-2, as amended).

(4.3) By-Laws (incorporated herein by reference to Exhibit 3.2 to Registrant's Registration Statement on Form SB-2, as amended).

(5) Opinion of McGuire, Woods, Battle & Boothe LLP as to the legality of shares being registered.

(23.1) Consent of McGuire, Woods, Battle & Boothe LLP (included in opinion of counsel filed as Exhibit 5).

(23.2)            Consent of Hacker, Johnson, Cohen & Grieb, P.A.

(24) Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

(99.1)            Stock Option Plan.